Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Current Report on Form 8-K of Banc of California, Inc. (formerly known as First PacTrust Bancorp, Inc.) of our report dated March 12, 2013 relating to our audit of the 2012 financial statements of The Private Bank of California, appearing in the Current Report of Banc of California, Inc. filed on April 11, 2013.

Los Angeles, CA

February 10, 2014

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